Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-90950 and 333-109058) and Form S-3 (No. 333-108719) of Advanced Medical Optics, Inc. of our report dated March 9, 2004 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Orange County, California

March 10, 2004